UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

KKR & CO. INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

DEAR SHAREHOLDERS,
KKR is pleased to invite you to the Special Meeting to be held on Tuesday, April 21, 2026, at 11:30 A.M., Eastern Time.
As we celebrate our 50th anniversary this year, we are excited for our upcoming transition to a new corporate governance structure. By no later than December 31, 2026, which we call the “Sunset Date”, shares of our common stock will have the right to elect the Company’s directors and exercise all other customary voting rights on a one vote per share basis.
In preparing for the one share, one vote structure, we conducted a review of KKR’s governing documents and identified certain amendments to KKR’s Existing Charter that we believe accomplish the following:
✔	More closely align our governance practices with other S&P 500 companies with a single class of voting stock,
✔	Modernize and streamline our governing documents, and
✔	Remove certain legacy partnership provisions that will no longer be appropriate after the Sunset Date.
Accordingly, our Board unanimously recommends you vote FOR the following Charter amendments:

VOTING ITEM	DESCRIPTION	S&P 500 PREVALENCE*	BOARD RECOMMENDATION
PROPOSAL 1 Supermajority Voting Amendment	Eliminates legacy partnership 90% supermajority voting requirement to amend certain Existing Charter provisions and moves to majority voting for all Charter provisions.	Over 70%	FOR
PROPOSAL 2 Stockholder Action Amendment
Provides that all actions on which holders of common stock are required or permitted to vote must be taken at an annual or special meeting, which should promote transparency and fair deliberation as opposed to stockholder action that can be taken by written consent.
		~70%	FOR
PROPOSAL 3 Vacancy Amendment	Grants the Board the sole authority to fill director vacancies until all stockholders have the opportunity to vote on the election of all directors at an annual meeting.	Over 70%	FOR
PROPOSAL 4 Technical and Clarifying Amendments
Permits the Board to fix the size of the Board and to streamline the Existing Charter by removing certain legacy provisions that are redundant under current Delaware law and New York Stock Exchange (“NYSE”) rules.
		~85% (Board fixes its size)	FOR
PROPOSAL 5 Adjournment of Special Meeting	Authorizes adjournment for up to 30 days, from time to time, if votes are insufficient to adopt all these proposals, allowing time to solicit additional proxies, if necessary, and to avoid the cost of calling another meeting to consider and adopt these Charter Amendments.	—	FOR

*	Source: Deal Point Data as of December 31, 2025

These proposals reflect our commitment to strong corporate governance that promotes managing KKR’s global investment business in a transparent, accountable, and responsible manner. As part of this transition to a one share, one vote structure, the Board carefully evaluated these amendments.
More broadly, our Board oversees the development and execution of our strategy, with a focus on long-term stockholder value creation.
✔
Strategy and Culture: Our Board oversees the firm’s strategy, providing leadership as we expanded to the diversified, global investment firm we are today, with business segments in Asset Management, Insurance and Strategic Holdings. We have a deep commitment to those counting on us and believe in shared success.

✔
Majority Independent Board: Since 2010, our Board has had a majority of independent directors. Under the listing standards of the NYSE, we were not required to have a majority independent Board until the Sunset Date.

✔
Stockholder Value Creation: We are focused on delivering long-term value for our stockholders, as evidenced by the performance of our stock price over the past three and five years and since our NYSE Listing in 2010.

YOUR VOTE IS VERY IMPORTANT. Please vote by telephone, via the Internet or by mail by following the instructions on your enclosed Proxy Card.
Source: Bloomberg as of December 31, 2025.

As we enter this next chapter in KKR’s evolution and continue to execute on our long-term strategy, we appreciate your continued engagement. Please vote FOR each of the proposals using the enclosed Proxy Card. Failure to vote on any proposal will have the same effect as voting against such proposal. Your vote is important; no matter how many shares you own.
Thank you for your continued support.

Joseph Bae Co-Chief Executive Officer	Scott Nuttall Co-Chief Executive Officer

REMEMBER
If you have any questions about how to vote your shares, please call the firm assisting us with the solicitation of proxies:
INNISFREE M&A INCORPORATED 1 (877) 750-8307 (toll-free from the U.S. and Canada) or +1 (412) 232-3651 (from other countries)

Proxy Statement
KKR filed its Definitive Proxy Statement (the “Proxy Statement”) for the Special Meeting with the Securities and Exchange Commission on February 27, 2026. The summary of proposals and the Board’s recommendations herein are intended to provide a general overview of voting matters and may not contain all the information that is important to you. Please review the entire Proxy Statement prior to voting.